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                     September 27, 2022

       Michael Bond
       Chief Financial Officer
       Vislink Technologies, Inc.
       350 Clark Drive , Suite 125
       Mt. Olive , NJ 07828

                                                        Re: Vislink
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-35988

       Dear Mr. Bond:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing